EXHIBIT F-1

March 7, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp./File No. 70-9789

Ladies and Gentlemen:

     I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935. This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the amended Declaration on Form U-1 in the above file (the "Application").

     In connection with this opinion, I have reviewed the Application and such other documents and made such other investigation as I have deemed appropriate.

     Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. All state laws applicable to the proposed transactions will have been complied with.

     2. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

     The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and the Commission's order or orders granting and permitting the Application to become effective.

     I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

     I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/George Dwight II